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                                  EXHIBIT 23

                        CONSENT OF EXPERTS AND COUNSEL
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              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                         Independent Auditors' Consent
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The Board of Directors
Northwest Bancorp, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our report dated
August 14, 1998, relating to the consolidated statements of financial condition of Northwest Bancorp, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Northwest Bancorp, Inc.


                                       /s/ KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
September 28, 1998